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                                                                    Exhibit a.11

                           TRAVELERS SERIES FUND INC.

                             ARTICLES SUPPLEMENTARY

              Travelers Series Fund Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

              FIRST: Pursuant to the authority of the Board of Directors to classify and reclassify unissued shares of capital stock of the Corporation, the Board of Directors has:

              (a) reclassified 250,000,000 unissued shares, par value $.00001 per share, of the Smith Barney Large Cap Value Portfolio Series of the Corporation as a separate portfolio of shares (the "SB Adjustable Rate Income Portfolio") designated "SB Adjustable Rate Income Shares" which shall consist initially of one class of shares designated as Class I by setting before the issuance of such shares the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares as hereinafter set forth; and

              (b) reserving the authority to further classify or reclassify any unissued shares of the Corporation, the Smith Barney Large Capitalization Growth Portfolio (two hundred fifty million shares authorized), the AIM Capital Appreciation Portfolio (two hundred fifty million shares authorized), the Smith Barney Aggressive Growth Portfolio (two hundred fifty million shares authorized), the Smith Barney Mid Cap Core Portfolio (two hundred fifty million shares authorized), the Smith Barney Large Cap Value Portfolio (two hundred fifty million shares authorized), the Alliance Growth Portfolio (five hundred million shares authorized), the Van Kampen Enterprise Portfolio (five hundred million shares authorized), the Smith Barney International All Cap Growth Portfolio (seven hundred fifty million shares authorized), the Travelers Managed Income Portfolio (two hundred fifty million shares authorized), the Putnam Diversified Income Portfolio (two hundred fifty million shares authorized), the Salomon Brothers Strategic Total Return Bond Portfolio (two hundred fifty million shares authorized), the Smith Barney High Income Portfolio (five hundred million shares authorized), the MFS Total Return Portfolio (five hundred million shares authorized) and the Smith Barney Money Market Portfolio (one billion shares authorized), together with any further series or portfolios from time to time created by the Board of Directors, are referred to hereinafter

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                   individually as a "Portfolio" and collectively as
                   "Portfolios" or "Capital Stock."

              SECOND: A description of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the SB Adjustable Rate Income Portfolio Shares are as follows:

              (a) Assets Belonging to the SB Adjustable Rate Income Portfolio. All consideration received by the Corporation for the issue or sale of SB Adjustable Rate Income Portfolio Shares, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong exclusively to the SB Adjustable Rate Income Portfolio for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Corporation. Such consideration, assets, income, earnings, profits and proceeds, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, together with any General Items (as hereinafter defined) allocated to the SB Adjustable Rate Income Portfolio as provided in the following sentence, are herein referred to as "assets belonging to" the SB Adjustable Rate Income Portfolio. In the event that there are any assets, income, earnings, profits or proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular Portfolio (collectively "General Items"), such General Items shall be allocated to the SB Adjustable Rate Income Portfolio to such extent, if any, as is determined in accordance with generally accepted accounting principles applicable to investment companies or in good faith by the Board of Directors. The portion, if any, of General Items so allocated to the SB Adjustable Rate Income Portfolio shall belong to that Portfolio and each such allocation shall be conclusive and binding upon the shareholders of the SB Adjustable Rate Income Portfolio for all purposes.

              (b) Liabilities Belonging to the SB Adjustable Rate Income Portfolio. The assets belonging to the SB Adjustable Rate Income Portfolio shall be charged with the liabilities of the Corporation in respect of the SB Adjustable Rate Income Portfolio and all expenses, costs, charges and reserves attributable to the SB Adjustable Rate Income Portfolio, and any general liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as

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                   belonging to any particular Portfolio shall be allocated and charged to the SB Adjustable Rate Income Portfolio to such extent, if any, as is determined in good faith by the Board of Directors. The liabilities, expenses, costs, charges and reserves allocated and so charged to the SB Adjustable Rate Income Portfolio are herein referred to as "liabilities belonging to" that Portfolio. Each such allocation of liabilities, expenses, costs, charges and reserves shall be conclusive and binding upon the shareholders of the SB Adjustable Rate Income Portfolio for all purposes.

              (c) Dividends and Capital Gains Distributions. When, as and if declared by the Board of Directors, the shareholders of the SB Adjustable Rate Income Portfolio shall be entitled to receive, as a Portfolio and in preference to any other Portfolio, dividends and distributions (which may vary among the classes of the Portfolio) on the SB Adjustable Rate Income Portfolio Shares, from the income and capital gains, accrued or realized, of the assets belonging to the SB Adjustable Rate Income Portfolio after providing for actual and accrued liabilities belonging to the SB Adjustable Rate Income Portfolio, in such amounts, in such manner and at such times as the Board of Directors may determine, and such shareholders shall not be entitled to receive any dividends or distributions from the income or capital gains of any other assets of the Corporation.

              (d) Liquidation. In the event of the liquidation or dissolution of the Corporation, the shareholders of the SB Adjustable Rate Income Portfolio shall be entitled to receive, as a Portfolio and in preference to any other Portfolio, when and as declared by the Board of Directors, the excess of the assets belonging to the SB Adjustable Rate Income Portfolio over the liabilities belonging to the SB Adjustable Rate Income Portfolio, and such shareholders shall not be entitled to receive any other assets of the Corporation. The assets so distributable to the shareholders of the SB Adjustable Rate Income Portfolio shall be distributed among such shareholders in proportion to the number of the SB Adjustable Rate Income Portfolio Shares of each class owned by them.

              (e) Voting. On each matter submitted to a vote of the shareholders of the Corporation, each shareholder of a SB Adjustable Rate Income Portfolio Share shall be entitled to one vote for each such share owned and all shareholders of the Corporation shall vote irrespective of the Portfolio or class thereof as a single class with all shares of all other Portfolios and classes that are also voting irrespective of the Portfolio or class thereof ("Single Portfolio and Class Voting"); provided, however, that (a) as to any matter with respect to which a separate vote of the SB Adjustable Rate Income

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                   Portfolio or any class thereof is required by the Investment
                   Company Act of 1940 or rules and regulations thereunder or would be required under the Maryland General Corporation Law, such requirements as to a separate vote by that Portfolio or class shall apply in lieu of Single Portfolio and Class Voting as described above; (b) in the event that the separate vote requirements referred to in (a) above apply with respect to one or more other Portfolios or classes, then, subject to
                   (c) below, the SB Adjustable Rate Income Portfolio Shares or class thereof shall vote as a single class with the shares of all other Portfolios and classes that are also not entitled to a separate vote; and (c) as to any matter which does not affect the interest of the SB Adjustable Rate Income Portfolio or such class thereof, holders of SB Adjustable Rate Income Portfolio Shares or of such class shall not be entitled to vote. As to any matter with respect to which a separate vote of the SB Adjustable Rate Income Portfolio or a class thereof is required pursuant to proviso (a) of the preceding sentence, notwithstanding any provision of law requiring any action on that matter to be taken or authorized by the holders of a greater proportion than a majority of the SB Adjustable Rate Income Portfolio Shares or class thereof entitled to vote thereon, such action shall be valid and effective if taken or authorized by the affirmative vote of the holders of a majority of the SB Adjustable Rate Income Portfolio Shares and class outstanding and entitled to vote thereon.

              (f) Redemption. Each holder of assets belonging to the SB Adjustable Rate Income Portfolio Shares shall be entitled at his option to require the Corporation to redeem all or any part of his SB Adjustable Rate Income Portfolio Shares and each such SB Adjustable Rate Income Portfolio Share is subject to redemption or repurchase, all as provided in Article FIFTH of the Corporation's Articles of Incorporation, and the net asset value of a SB Adjustable Rate Income Portfolio Share for such purposes shall be computed in accordance with the provisions of Article FIFTH of the Corporation's Articles of Incorporation, as modified by subsection (g) below. The Corporation shall have the option, exercisable in accordance with procedures from time to time specified in its then- effective Prospectus under the Securities Act of 1933, to redeem or repurchase issued SB Adjustable Rate Income Portfolio Shares at net asset value, and the net asset value of a SB Adjustable Rate Income Portfolio Share for such purposes shall also be computed in accordance with the provisions of Article FIFTH of the Corporation's Articles of Incorporation, as modified by subsection (g) below.

              (g) Net Asset Value. The net asset value of each SB Adjustable Rate Income Portfolio Share shall be the quotient obtained by dividing

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                   the value of the net assets of the SB Adjustable Rate Income
                   Portfolio or class thereof (being the value of the assets belonging to the SB Adjustable Rate Income Portfolio or attributable to such class less the liabilities belonging to the SB Adjustable Rate Income Portfolio or attributable to such class) by the total number of such SB Adjustable Rate Income Portfolio Shares or of such class thereof outstanding. The Board of Directors shall establish such method or methods of determining the value of the assets belonging to each of the SB Adjustable Rate Income Portfolio and attributable to each of its classes (which may be different from the method or methods established with respect to any other Portfolio or class) as it, in its sole discretion, deems necessary or desirable, consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.

              (h) Equality. All SB Adjustable Rate Income Portfolio Shares shall represent an equal proportionate interest in the assets belonging to the SB Adjustable Rate Income Portfolio and attributable to the particular class of such Shares (subject to the liabilities belonging to the SB Adjustable Rate Income Portfolio and attributable to the particular class of such Shares), and each SB Adjustable Rate Income Portfolio Share shall be equal to each other SB Adjustable Rate Income Portfolio Share of the same class.

              THIRD: The shares of stock classified and reclassified in the Articles Supplementary have been classified and reclassified by the Board of Directors under the authority contained in the Charter. These Articles Supplementary do not increase the authorized stock of the Corporation.

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              IN WITNESS WHEREOF, Travelers Series Fund Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on the 28th day of May, 2003.

WITNESS:                                       TRAVELERS SERIES FUND INC.


By:  Judith C. Loomis                          By:  R. Jay Gerken
     ----------------                               -------------
     Assistant Secretary,                           R. Jay Gerken,
     Secretary                                      President

THE UNDERSIGNED, President of Travelers Series Fund Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                               R. Jay Gerken
                                               --------------------
                                               R. Jay Gerken